                                                            Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:
(1) Registration Statement on Form S-3 (No 333-179098 and 333-229967) of ExlService Holdings, Inc; and
(2) Registration Statements on Form S-8 (Nos. 333-139211; 333-157076; 333-206022 and 333-226527) of ExlService Holdings, Inc.
of our report dated February 27, 2018, except Note 27, as to which the date is February 28, 2019, with respect to the consolidated statements of income, comprehensive income, equity and cash flows of ExlService Holdings, Inc. for the year ended December 31, 2017, included in this Annual Report (Form 10-K) of ExlService Holdings, Inc. for the year ended December 31, 2019.

/s/ Ernst & Young LLP

New York, New York
February 27, 2020